PROSPECTUS SUPPLEMENT #1 (TO PROSPECTUS DATED SEPTEMBER 27, 2002)	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-92420

EchoStar DBS Corporation

Offer to Exchange $1,000,000,000 of its 10 3/8% Senior Notes due 2007 which have been registered under the Securities Act for any and all outstanding 10 3/8% Senior Notes due 2007 of
EchoStar Broadband Corporation.

      This prospectus supplement should be read in conjunction with the prospectus dated September 27, 2002 which is to be delivered with this prospectus supplement. The definitions for any capitalized terms used in this prospectus supplement are included in the prospectus.

Recent Developments

      Concurrent with the commencement of commercial operation of EchoStar VIII, effective October 7, 2002, EchoStar Broadband Corporation (“EBC”) transferred ownership of its direct broadcast satellite, EchoStar VIII, to EchoStar DBS Corporation (“EDBS”). EDBS is a wholly-owned subsidiary of EBC.

Carefully consider the “Risk factors” beginning on page 18 of the prospectus.

      Neither the SEC nor any state securities commission has approved the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2002